    As filed with the Securities and Exchange Commission on April 10, 2000

                                                      Registration No. 333-_____

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                              ACTUATE CORPORATION

            (Exact Name of Registrant as Specified in Its Charter)


         Delaware                                    94-3193197
(State or Other Jurisdiction            (I.R.S. Employer Identification Number)
of Incorporation or Organization)


                             701 Gateway Boulevard
                         South San Francisco, CA 94080
                                (650) 837-2000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             Nicolas C. Nierenberg
               Chairman of the Board and Chief Executive Officer
                              Actuate Corporation
                             701 Gateway Boulevard
                         South San Francisco, CA 94080
                                (650) 837-2000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
     The Commission is requested to send copies of all communications to:


                         William E. Growney, Jr., Esq.
                           Gunderson Dettmer Stough
                     Villeneuve Franklin & Hachigian, LLP
                            155 Constitution Drive
                         Menlo Park, California  94025
                                (650) 321-2400

                              ___________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                                                  CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum
Title of each class of Securities       Amount to be       Offering Price              Proposed Maximum              Amount of
       to be Registered                  Registered         per Security(1)       Aggregate Offering Price(1)     Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, no par value            151,282 shares          $43.25                      $6,542,947                   $1728
-----------------------------------------------------------------------------------------------------------------------------------

(1) The price of $43.25 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on April 5, 2000 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                 Subject to Completion, dated April 10, 2000

                                151,282 Shares

                              ACTUATE CORPORATION

                                 Common Stock

                               _________________


     INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" STARTING ON PAGE 5.

                               _________________

     The selling stockholders listed on page 14 are offering and selling 151,282 shares of our common stock under this prospectus.

     The selling stockholders may offer their Actuate stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices.

     Our common stock is traded on The Nasdaq National Market under the symbol "ACTU." On April 6, 2000, the closing bid price of the common stock on The Nasdaq National Market was $43.38 per share.

                           ________________________

    Neither the Securities and Exchange Commission Nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           _________________________



                The date of this Prospectus is April    , 2000

                                ______________

                                   TABLE OF
                                   CONTENTS


                                                                Page
                                                                ----
Business of Actuate Corporation                                   4
Recent Developments                                               4
Risk Factors                                                      5
Forward-Looking Statements                                       13
Use of Proceeds                                                  13
Selling Stockholders                                             14
Plan of Distribution                                             15
Legal Matters                                                    15
Experts                                                          15
Where You Can Find More Information                              15

                            THE BUSINESS OF ACTUATE

     Actuate Corporation is a leading provider of e.Reporting solutions that automate the creation and delivery of structured, personalized content, providing tens of thousands of users with instant access to high-resolution, customized business information that is seamlessly integrated into a company's e.Business website. We sell our software products directly to end user customers through our direct sales force and through indirect channel partners such as e.Business application vendors, resellers and distributors. e.Business application vendors generally integrate our products with their applications and either embed them into their products or resell them with their products. Our other indirect channel partners resell our software products to end user customers.

     We sell our products outside the United States primarily through our European subsidiaries and other distributors. Our revenues are derived primarily from license fees for software products and, to a lesser extent, fees for services relating to such products, including software maintenance and support, training and consulting. We were incorporated in California in November 1993 and reincorporated in Delaware in July 1998.

     Our principle executive offices are located at 701 Gateway Boulevard, South San Francisco, California 94080 and our telephone number is (650) 837-2000.

                        RECENT DEVELOPMENTS AT ACTUATE

     On February 29, 2000, we acquired Open Software Technology, LLC in exchange for cash and our common stock. The acquisition was accomplished pursuant to the terms of a Stock Purchase Agreement, dated February 29, 2000, by and among Actuate, Rohit Mathur, Barry Clague, Anita Gupta and Sowmya Narayan.

     On March 16, 2000, we acquired all the assets of EnterpriseSoft, a sole proprietorship, in exchange for cash and our common stock. The acquisition was accomplished pursuant to the terms of an Asset Purchase Agreement, dated March 16, 2000, by and between Actuate and EnterpriseSoft.

                        ______________________________

     This Prospectus includes trademarks of Actuate and other corporations.

                        ______________________________

                                 RISK FACTORS

OUR OPERATING RESULTS MAY BE VOLATILE AND DIFFICULT TO PREDICT. IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR STOCK MAY DECREASE SIGNIFICANTLY.

     Our limited operating history and the susceptibility of our operating results to significant fluctuations makes any prediction of future operating results unreliable. In addition, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and you should not rely on them as indications of our future performance. Our operating results have in the past, and may in the future, vary significantly due to factors such as the following:

     - demand for our products;
     - the size and timing of significant orders for our products;
     - sales cycles of our indirect channel partners;
     - changes in pricing policies by us or our competitors;
     - changes in our level of operating expenses and our ability to control costs;
     - budgeting cycles of our customers;
     - ability to make new products commercially available in a timely manner;
     - failure to successfully manage acquisitions made by us;
     - defects in our products and other product quality problems;
     - failure to meet hiring needs and unexpected personnel changes;
     - the management and expansion of our international operations;
     - changes in our sales incentive plans;
     - continued successful relationships and the establishment of new relationships with e.Business application vendors;
     - the impact of consolidation by competitors and indirect channel partners; and
     - general domestic and international economic and political conditions.

     Because our software products are typically shipped shortly after orders are received, total revenues in any quarter are substantially dependent on orders booked and shipped throughout that quarter. Furthermore, several factors may require us, in accordance with generally accepted accounting principles in the United States, to defer recognition of license fee revenue for a significant period of time after entering into a license agreement, including:

     - whether the license agreement includes both software products that are then currently available and software products or other enhancements that are still under development;
     - whether the license agreement relates entirely or partly to then currently undeliverable software products; and
     - whether the license agreement includes acceptance criteria that may preclude revenue recognition prior to customer acceptance.

     In addition, we may in the future experience fluctuations in our gross and operating margins due to changes in the mix of our domestic and international revenues and changes in the mix of our direct sales and indirect sales, as well as changes in the mix among the indirect channels through which our products are offered.

     A significant portion of our total revenues in any given quarter is derived from existing customers. Our ability to achieve future revenue growth, if any, will be substantially dependent upon our ability to increase revenues from license fees and services from existing customers, to expand our sales force and to increase the average size of our orders. To the extent that such increases do not occur in a timely manner, our business, operating results and financial condition would be harmed. Our expense levels and plans for expansion, including plans to significantly increase our sales and marketing and research and development efforts, are based in significant part on our expectations of future revenues and are relatively fixed in the short-term. If revenues fall below our expectations and we are unable to quickly reduce our spending in response, our business, operating results and financial condition are likely to be harmed.

     Based upon all of the factors described above, we have a limited ability to forecast future revenues and expenses, and it is likely that in some future quarter our operating results will be below the expectations of public market analysts and investors. In the event that operating results are below expectations, the price of our common stock could decline.

OUR LIMITED OPERATING HISTORY AND LACK OF PROFITABILITY IN PRIOR YEARS MAKES FUTURE FORECASTING DIFFICULT.

     Actuate was founded in November 1993 and we began shipping the Actuate Reporting System in January 1996. We have a limited operating history on which to base an evaluation of our business and prospects.

     We recognized net income of $3.9 million in fiscal 1999 but incurred net losses of $3.2 million, $7.2 million and $6.1 million in fiscal 1998, 1997 and 1996, respectively. As of December 31, 1999, we had an accumulated deficit of approximately $16.3 million. Given our history of losses, we may not have revenue growth or profitability on a quarterly or annual basis in the future. While we achieved significant quarter-to-quarter revenue growth in fiscal 1998 and 1999, our revenues may not increase in future periods. We cannot be certain that we will sustain or increase our profitability on a quarterly or annual basis. We intend to increase our operating expenses significantly in future periods. As a result, we will need to generate significant additional revenues to maintain profitability.

IF WE DO NOT SUCCESSFULLY EXPAND OUR DISTRIBUTION CHANNELS AND DEVELOP AND MAINTAIN RELATIONSHIPS WITH E.BUSINESS APPLICATION VENDORS OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     To date, we have sold our products principally through our direct sales force, as well as through indirect sales channels, such as e.Business application vendors, resellers and distributors. Our revenues from license fees resulting from sales through indirect channel partners were approximately 39% in fiscal 1999, 41% in fiscal 1998 and 38% in fiscal 1997. Our ability to achieve significant revenue growth in the future will depend in large part on our success in expanding our sales force and in further establishing and maintaining relationships with e.Business application vendors, resellers and distributors. In particular, a significant element of our strategy is to embed our technology in products offered by e.Business application vendors for resale or as a hosted application to such vendors' customers and end users. We intend to seek additional distribution arrangements with other e.Business application vendors to embed our technology in their products and expect that these arrangements will continue to account for a significant portion of our revenues in future periods. Our future success will depend on the ability of our indirect channel partners to sell and support our products. If the sales and implementation cycles of our indirect channel partners are lengthy or variable or our e.Business application vendors experience difficulties embedding our technology into their products or we fail to train the sales and customer support personnel of such indirect channel partners in a timely fashion, our business, operating results and financial condition would be harmed.

     Although we are currently investing, and plan to continue to invest, significant resources to expand and develop relationships with e.Business application vendors, we have at times experienced and continue to experience difficulty in establishing and maintaining these relationships. If we are unable to successfully expand these distribution channels and secure license agreements with additional e.Business application vendors on commercially reasonable terms and extend existing license agreements with existing e.Business and application vendors on commercially reasonable terms our operating results would be harmed. Any inability by us to maintain existing or establish new relationships with indirect channel partners or, if such efforts are successful, a failure of our revenues to increase correspondingly with expenses incurred in pursuing such relationships, would harm our business, operating results and financial condition.

IF THE MARKET FOR WEB BASED REPORTING SOFTWARE DOES NOT GROW AS WE EXPECT OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     The market for Web based reporting software products is still emerging and we cannot be certain that it will continue to grow or that, even if the market does grow, businesses will adopt our products. If the market for Web based reporting products fails to grow or grows more slowly than we expect, our business, operating results and financial condition would be harmed. To date, all of our revenues have been derived from licenses for our reporting and related products and services, and we expect this to continue for the foreseeable future. We have spent, and intend to continue to spend, considerable resources educating potential customers and indirect channel partners about Web based reporting and our products. However, if such expenditures do not enable our products to achieve any significant degree of market acceptance our business, operating results and financial condition would be harmed.


WE MAY MAKE FUTURE ACQUISITIONS WHERE ADVISABLE AND ACQUISITIONS INVOLVE NUMEROUS RISKS

The Web reporting software business is highly competitive, and as such, our growth is dependent upon market growth and our ability to enhance our existing products, introduce new products on a timely basis and expand our distribution channels and professional services organization. One of the ways we have addressed and will continue to address the need to expand our distribution channels, develop new products and expand our professional service organization is through acquisitions of other companies. Acquisitions involve numerous risks, including the following:

     - difficulties in integration of the operations, technologies, and products of the acquired companies;
     - the risk of diverting management's attention from normal daily operations of the business;
     - risks of entering markets in which we have no or limited direct prior experience; and
     -    the potential loss of key employees of the acquired company.

     Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that any acquisition will be successful and will not materially adversely affect our business, operating results or financial condition. Failure to manage growth effectively and successfully integrate acquisitions made by us could harm our business and operating results.


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     The market in which we compete is intensely competitive and characterized by rapidly changing technology and evolving standards. Our competition comes in five principal forms:

     - direct competition from current or future vendors of reporting solutions such as Seagate Software, Inc. (a division of Seagate Technology, Inc.),MicroStrategy Incorporated and Brio Technology, Inc.;
     - indirect competition from vendors of OLAP and query tools such as Hyperion Solutions Corp., Business Objects S.A., Cognos, Inc. and Microsoft that integrate reporting functionality with such tools;
     - indirect competition from e.Business software vendors such as SAP and Oracle, to the extent they include reporting functionality in their applications; competition from e.Business software vendors and Web development tool vendors; and
     - competition from the information systems departments of current or potential customers that may develop reporting solutions internally which may be cheaper and more customized than our products.

     Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than us. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than us. Also, most current and potential competitors, including companies such as Oracle and Microsoft, have greater name recognition and the ability to leverage significant installed customer bases. These companies could integrate competing Web based reporting software with their products, resulting in a loss of market share for us. We expect additional competition as other established and emerging companies enter the Web based reporting software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would harm our business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the reporting needs of our prospective customers. For example in 1999 Brio Technology, Inc. completed the acquisition of our competitor SQRIBE Technologies, Inc. Also current or future indirect channel partners have in the past, or may in the future, establish cooperative relationships with our current or potential competitors, thereby limiting our ability to sell our products through particular distribution channels. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could harm our ability to obtain revenues from license fees from new or existing customers and service revenues from existing customers on terms favorable to us. If we are unable to compete successfully against current and future competitors our business, operating results and financial condition would be harmed.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR PRODUCTS COULD BECOME OBSOLETE AND OUR BUSINESS COULD BE SERIOUSLY HARMED.

     The market for our products is characterized by rapid technological changes, frequent new product introductions and enhancements, changing customer demands and evolving industry standards. Any of these factors can render existing products obsolete and unmarketable. We believe that our future success will depend in large part on our ability to support current and future releases of popular operating systems, databases and e.Business software applications, to timely develop new products that achieve market acceptance, and to meet an expanding range of customer requirements. If the announcement or introduction of new products by us or our competitors or any change in industry standards causes customers to defer or cancel purchases of existing products our business, operating results and financial condition would be harmed. As a result of the complexities inherent in Web based reporting, major new products and product enhancements can require long development and testing periods. In addition, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced versions of our products. As a result, significant delays in the general availability of such new releases or significant problems in the installation or implementation of such new releases could harm our business, operating results and financial condition. If we fail to successfully develop, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or customer requirements or such new products and product enhancements fail to achieve market acceptance, our business, operating results and financial condition may be harmed.

IF WE DO NOT RELEASE NEW PRODUCTS AND ENHANCEMENTS TO EXISTING PRODUCTS IN A TIMELY MANNER OR IF SUCH NEW PRODUCTS AND ENHANCEMENTS FAIL TO ACHIEVE MARKET ACCEPTANCE OUR BUSINESS COULD BE SERIOUSLY HARMED.

     We believe that our future success will depend in large part on the success of new products and enhancements that we make generally available. Prior to the release of any new products or enhancements, the software must undergo a long development and testing period. To date, the development and testing of new products and enhancements have taken longer than expected. In the event the development and testing of new products and enhancements continue to take longer than expected, the release of new products and enhancements will be delayed. If we fail to release new products and enhancements in a timely manner, our business, operating results and financial condition may be harmed. In addition, if such new products and enhancements do not achieve market acceptance our business, operating results and financial condition may be harmed.

BECAUSE THE SALES CYCLES OF OUR PRODUCTS ARE LENGTHY AND VARIABLE, OUR QUARTERLY RESULTS MAY FLUCTUATE.

     The purchase of our products by our end user customers for deployment within a customer's organization typically involves a significant commitment of capital and other resources, and is therefore subject to delays that are beyond our control. These delays can arise from a customer's internal procedures to approve large capital expenditures, budgetary constraints and the testing and acceptance of new technologies that affect key operations. The sales cycle for an initial order of our products is typically 3 to 6 months and the sales cycle associated with a follow-on large scale deployment of our products typically extends for another 6 to 9 months or longer. We may experience longer sales cycles in the future. Additionally, sales cycles for sales of our products to e.Business application vendors tend to be longer, ranging from 6 to 24 months or more and involve convincing the vendor's entire organization that our products are the appropriate reporting solution for the vendor's application. This time period does not include the sales and implementation cycles of such vendors' own products, which are typically significantly longer than our sales and implementation cycles. Certain of our customers have in the past, or may in the future, experience difficulty completing the initial implementation of our products. Any difficulties or delays in the initial implementation by our end user customers or our indirect channel partners could cause such customers to reject our software or lead to the delay or non-receipt of future orders for the large-scale deployment of our products.

IF WE FAIL TO EXPAND OUR INTERNATIONAL OPERATIONS OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     During 1999 and 1998, we derived 14% and 6% of our total revenues, respectively, from sales outside the United States. Our ability to achieve revenue growth in the future will depend in large part on our success in increasing revenues from international sales. We intend to continue to invest significant resources to expand our sales and support operations outside the United States and to enter additional international markets. In order to expand international sales, we must establish additional foreign operations, expand our international channel management and support organizations, hire additional personnel, recruit additional international distributors and increase the productivity of existing international distributors. If we are not successful in expanding international operations in a timely and cost-effective manner, our business, operating results and financial condition could be harmed.

THERE ARE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD SERIOUSLY HARM OUR BUSINESS.

     In 1999, we acquired Actuate Holding BV (BV) and established a subsidiary in Australia. BV has three operating subsidiaries located in the United Kingdom, France and Germany whose sole business purpose is the marketing, sale and distribution of our software products. We have very limited experience in the management of international operations. We also have a number of other distributors located worldwide. International operations are subject to a number of risks including the following:

     -    costs of localizing products for foreign countries;
     -    difficulty in hiring employees in foreign countries;
     -    trade laws and business practices favoring local competition;
     -    dependence on local vendors;
     - compliance with multiple, conflicting and changing government laws and regulations;
     -    longer sales and payment cycles;
     -    import and export restrictions and tariffs;
     -    difficulties in staffing and managing foreign operations;
     -    greater difficulty or delay in accounts receivable collection;
     -    foreign currency exchange rate fluctuations;
     -    multiple and conflicting tax laws and regulations; and
     -    political and economic instability.

     Because the majority of our international revenues have been denominated to date in U.S. dollars, increases in the value of the United States dollar could increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, and result in a reduction in sales and profitability in that country. We believe that an increasing portion of our revenues and costs will be denominated in foreign currencies. To the extent such denomination in foreign currencies does occur, gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Any of the foregoing factors could harm our business, operating results and financial condition. Although we may from time to time undertake foreign exchange hedging transactions to cover a portion of our foreign currency transaction exposure, we currently do not attempt to cover any foreign currency exposure. If we are not successful in any future foreign exchange hedging transactions that we engage in, our business, operating results and financial condition could be harmed.

TO MANAGE OUR GROWTH AND EXPANSION, WE NEED TO IMPROVE AND IMPLEMENT OUR INTERNAL SYSTEMS, PROCEDURES AND CONTROLS. IF WE ARE UNABLE TO DO SO SUCCESSFULLY, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     Our rapid expansion in the number of employees and the scope of operations has placed and will continue to place a significant strain on our management, information systems and resources. Any acquisitions made by us and the relocation of our corporate headquarters to South San Francisco, California, in March 2000 has and will put a significant strain on our management, information systems and resources. In addition, we expect that an expansion of our international operations will lead to increased financial and administrative demands associated with managing our operations in Europe and managing an increasing number of relationships with foreign partners and customers and expanded treasury functions to manage foreign currency risks. Our future operating results will also depend on our ability to further develop indirect channels and expand our support organization to accommodate growth in our installed base. If we fail to manage our expansion effectively our business, operating results and financial condition would be harmed.

OUR INABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED PERSONNEL IN THE FUTURE WOULD SERIOUSLY HARM OUR BUSINESS.

     From January 1997 through December 1999, we increased our headcount from 38 to 287 full-time employees. Furthermore, significant increases in the number of employees are anticipated during fiscal 2000 and 2001. In particular, we currently plan to significantly expand the number of employees in sales, customer support and marketing. Our success depends to a significant degree upon the efforts of certain key management, sales, customer support and research and development personnel. We believe that our future success will depend in large part upon our continuing ability to attract and retain highly skilled managerial, sales, marketing, customer support and research and development personnel. Like other software companies, we face intense competition for such personnel, and we have experienced and will continue to experience difficulty in recruiting qualified personnel, particularly in the San Francisco Bay Area, where the employment market for qualified sales, marketing and engineering personnel is extremely competitive.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

     Our future success depends upon the continued service of our executive officers and other key engineering, sales, marketing and support personnel and none of our officers or key employees is bound by an employment agreement for any specific term. If we lose the service of one or more of our key employees, or if one or more of our executive officers or employees decide to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business.

THERE ARE RISKS ASSOCIATED WITH THE SOFTWARE INDUSTRY

     The software industry has historically experienced significant periodic downturns, often in connection with, or in anticipation of, declines in general economic conditions during which management information systems budgets often decrease. Such a change in economic conditions could result in a slow down of the purchase of Web based reporting products. If this occurs, our business, operating results and financial condition may in the future reflect substantial fluctuations from period to period as a consequence of buying patterns and general economic conditions in the software industry.

THERE ARE RISKS ASSOCIATED WITH THE POTENTIAL ACQUISITION OF OUR JAPANESE DISTRIBUTOR

     In June 1999 we acquired approximately 8% of the outstanding shares in our Japanese distributor from one of the distributor's shareholders for approximately $168,000 in cash. We currently own approximately 17% of our Japanese distributor. We have a right to buy all the shares owned by other shareholders at a price indicated in the agreement. This price increases every year by an amount indicated in the agreement. The agreement also provides the other shareholders right to sell us all their shares at a price indicated in the agreement. This price increases every year by an amount indicated in the agreement. The purchase price could be paid in shares of our common stock, which may have the effect of diluting existing stockholders and adversely affecting the price of our common stock or in cash, reducing the available cash for working capital and other purposes. We believe that any such acquisition will be accounted for by us as a "purchase" transaction (as opposed to a pooling of interests). This accounting treatment could cause us to recognize goodwill and other intangible asset amortization charges in the quarters and fiscal years immediately following the date on which such an acquisition is effected. If the acquisition is accounted for as a "purchase" transaction, it could harm our reported earnings per share during the periods in which we record the amortization of intangible assets acquired. Finally, such an acquisition would require substantial management attention, impose costs on us associated with integrating the acquired entity, require us to coordinate sales and marketing efforts with the Japanese distributor and subject us to additional, and potentially substantial, regulation as an owner of foreign subsidiary. Any of these factors could seriously harm our business, operating results and financial condition.

IF OUR PRODUCT CONTAINS MATERIAL DEFECTS, OUR BUSINESS COULD BE SERIOUSLY
HARMED.

     Software products as complex as those offered by us often contain errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured to individual customer computing systems. We currently have known errors and defects in our products. Despite testing conducted by us, if additional defects and errors are found in current versions, new versions or enhancements of our products after commencement of commercial shipment this could result in the loss of revenues or a delay in market acceptance. The occurrence of any of these events could seriously harm our business, operating results and financial condition.

IF A SUCCESSFUL PRODUCT LIABILITY CLAIM IS MADE AGAINST US, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

     Although license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. We have not experienced any product liability claims to date. However, the sale and support of our products may entail the risk of such claims, which are likely to be substantial in light of the use of our products in business-critical applications. A product liability claim brought against us could seriously harm our business, operating results and financial condition.


IF THE PROTECTION OF OUR PROPRIETARY RIGHTS IS INADEQUATE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

     We have two issued and two pending U.S. patents and we rely primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary technology.
For example, we license our software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, we seek to avoid disclosure of our intellectual property, including requiring those persons with access to our proprietary information to execute confidentiality agreements with us and restricting access to our source code. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. If our means of protecting our proprietary rights is not adequate or our competitors independently develop similar technology, our business could be seriously harmed.

INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot be certain that third parties will not claim infringement by us with respect to current or future products.
We expect Web based reporting software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could harm our business, operating results and financial condition.


OUR COMMON STOCK PRICE MAY BE VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR STOCKHOLDERS.

     The market price of shares of our common stock has been and is likely to continue to be highly volatile and may be significantly affected by factors such as the following:

     -    actual or anticipated fluctuations in our operating results;
     -    announcements of technological innovations;
     -    new products or new contracts announced by us or our competitors;
     -    developments with respect to copyrights or proprietary rights;
     -    conditions and trends in the software and other technology industries;
     -    changes in corporate purchasing of e.Business application software;
     -    the announcement of mergers or acquisitions;
     -    adoption of new accounting standards affecting the software industry;
     -    changes in financial estimates by securities analysts;
     - changes in the economic conditions in the United States and abroad; and the purchase or sale of our common stock by "day traders".

     In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against such company. If we are involved in such litigation, it could result in substantial costs and a diversion of management's attention and resources and could harm our business, operating results and financial condition.

CERTAIN OF OUR CHARTER PROVISIONS AND DELAWARE LAW MAY PREVENT OR DETER A CHANGE IN CONTROL OF ACTUATE.

     Actuate's Certificate of Incorporation, as amended and restated (the "Certificate of Incorporation"), and Bylaws, as amended and restated ("Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of Actuate or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing the issuance of "blank check" preferred stock and eliminating the ability of stockholders to act by written consent. In addition, certain provisions of Delaware law and our 1998 Equity Incentive Plan may also have the effect of discouraging, delaying or preventing a change in control of Actuate or unsolicited acquisition proposals. The anti-takeover effect of these provisions may also have an adverse effect on the public trading price of our common stock.

                         FORWARD - LOOKING STATEMENTS

     This prospectus, including the documents incorporated by reference herein, contains forward-looking statements that involve risks and uncertainties. Statements contained in this prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the 1934 Act, including statements regarding Actuate's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to Actuate on the date hereof, and Actuate assumes no obligation to update any such forward-looking statements. Actuate's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth in this prospectus under "Risk Factors." You should carefully consider the risks described in the "Risk Factors" section, in addition to the other information set forth in this prospectus and incorporated by reference herein, before making an investment decision.


                                USE OF PROCEEDS

     All net proceeds from the sale of our common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the sale of the shares by the selling stockholders.

                             SELLING STOCKHOLDERS

     The following table presents selected information, as of March 29, 2000, regarding the number of shares of common stock owned by the selling stockholders and as adjusted to give effect to the sales of the shares of common stock being sold in this offering. Because the selling stockholders are not obligated to sell the shares of common stock, and selling stockholders may also acquire publicly traded shares of our common stock, we cannot know how many shares each selling stockholder will beneficially own after this offering. Therefore, the number of shares listed in the column entitled shares beneficially owned after offering reflects only the current share ownership of the selling stockholders. We may update or supplement this prospectus from time to time to update this information. These shares are being registered to permit public secondary trading of the shares and the selling stockholders may offer these shares for resale from time to time. For a discussion regarding their resale, please see "Plan of Distribution."

     The shares being offered by the selling stockholders were acquired from us in private placement transactions effected on February 29, 2000 and March 16, 2000. The shares were issued under the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. Each of the selling stockholders represented to us that it was acquiring the shares for investment and with no present intention of distributing the shares.

                                              Shares Beneficially                          Shares Beneficially
                                                Owned Before the                             Owned After the
                                                ----------------                             ---------------
                                                    Offering               Shares               Offering
                                                    --------                                    --------
Name and Address of Selling Stockholders      Number      Percent(1)      Offered      Number            Percent(1)
----------------------------------------      ------      ----------      -------      ------            ----------
Sandeep Jain                                  100,000           *          100,000       0                   -
845 Mowry Ave., Suite 120
Fremont, CA 94526

Anita Gupta                                    16,668           *           16,668       0                   -
28 Sparrow Drive
Princeton, NJ 08550

Rohit Mathur                                   11,538           *           11,538       0                   -
2 Kara Court
Matawan, NJ 07747

Barry Clague                                   11,538           *           11,538       0                   -
433 West 21/st/ Street, Apt. 100
New York, NY 10011

Sowmya Narayan                                 11,538           *           11,538       0                   -
28 Sparrow Drive
Princeton, NJ 08550



__________________________

*    Represents less than 1%.

(1) Based on 28,129,055 shares of common stock outstanding as of March 29, 2000.

                             PLAN OF DISTRIBUTION

     The shares offered hereby may be sold by the selling stockholders at various times in one or more of the following transactions:

     .    In the over-the-counter market;

     .    On The Nasdaq National Market;

     .    In privately negotiated transactions; or

     .    In a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

     For the purposes of this prospectus, the term "selling stockholders" shall include donees, pledgees and other assignees selling shares received from a selling stockholder named herein as well as any donees, pledgees and other assignees selling shares received from such donees, pledgees or assignees.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for Actuate by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements of Actuate Corporation appearing in Actuate Corporation's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     1. Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000;

     2.   Current Report on Form 8-k, filed on March 10, 2000; and

     3.   Current Report on Form 8-k, filed on March 27, 2000.

     2. The description of Actuate capital stock contained in our registration statement on Form 8-A, dated July 10, 1998, including any amendment or report updating such description.

     You may request a copy of these filings, at no cost, by calling us at (650) 837-2000 or by writing to us at the following address:

                              Actuate Corporation
                             701 Gateway Boulevard
                         South San Francisco, CA 94080
                         Attn: Chief Financial Officer

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                151,282 Shares



                              ACTUATE CORPORATION



                                 Common Stock



                                 _____________


                                April ___, 2000


                                ______________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee.

     Securities and Exchange Commission Registration Fee......................    $ 1,728
     Legal Fees and Expenses..................................................     15,000
     Accounting Fees and Expenses.............................................     15,000
     Transfer Agent and Registrar Fees........................................     15,000
     Miscellaneous............................................................      8,272
       Total..................................................................    $55,000

Item 15.  Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, Actuate's Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Actuate for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Actuate or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Actuate or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Actuate's Certificate and Article VII, Section 6 of Actuate's Bylaws provide for indemnification of the officers and directors of Actuate to the fullest extent permitted by applicable law.

     Actuate has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

Item 16.  Exhibits.

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a)  Exhibits

Exhibit
Number     Description
------     -----------
2.1*      Purchase Agreement, dated February 29, 2000, by and among Actuate Corporation, Rohit Mathur, Barry
          Clague, Anita Gupta, Sowmya Narayan.
2.2**     Asset Purchase Agreement, dated March 16, 2000, by and between Actuate Corporation and EnterpriseSoft.
3.3***    Restated Certificate of Incorporation of the Registrant, as amended to date.
3.5***    Amended and Restated Bylaws of the Registrant.
3.6***    Amended and Restated Investors' Rights Agreement.
4.1***    Reference is made to Exhibits 3.3, 3.5 and 3.6.
4.2***    Specimen Common Stock certificate.
5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2      Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).
24.1      Power of Attorney (reference is made to the signature page of this Registrant Statement).

* Incorporated by reference from exhibit 2.1 to Registrant's current report on Form 8-K, filed on March 10, 2000.

** Incorporated by reference from exhibit 2.1 to Registrant's current report on Form 8-K, filed on March 27, 2000.

*** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on July 17, 1998.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 6/th/ day of April, 2000.

                              ACTUATE CORPORATION

                              By: /s/ Nicolas C. Nierenberg
                                  ------------------------------
                                  Nicolas C. Nierenberg
                                  Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Nicolas C. Nierenberg and Daniel A. Gaudreau, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Actuate Corporation, a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                                 Title                                     Date
               ---------                                 -----                                     ----
/s/  Nicolas C. Nierenberg               Chairman and Chief Executive Officer (Principal       April 6, 2000
---------------------------------------  Executive Officer)
Nicolas C. Nierenberg

/s/  Daniel A. Gaudreau                  Chief Financial Officer and Vice President,           April 6, 2000
---------------------------------------  Finance (Principal Financial Officer)
Daniel A. Gaudreau

/s/  Peter Cittadini                     Director, President and Chief Operating               April 6, 2000
---------------------------------------  Officer
Peter Cittadini

/s/  George B. Beitzel                   Director                                              April 6, 2000
---------------------------------------
George B. Beitzel

/s/  Arthur Patterson                    Director                                              April 6, 2000
---------------------------------------
Arthur Patterson

/s/  Nancy Schoendorf                    Director                                              April 6, 2000
---------------------------------------
Nancy Schoendorf

/s/  Steven Whiteman                     Director                                              April 6, 2000
---------------------------------------
Steven Whiteman

                                 Exhibit Index

Exhibit
Number    Description
------    -----------

2.1* Purchase Agreement, dated February 29, 2000, by and among Actuate Corporation, Rohit Mathur, Barry Clague, Anita Gupta, Sowmya Narayan.
2.2** Asset Purchase Agreement, dated March 16, 2000, by and between Actuate Corporation and EnterpriseSoft.
3.3*** Restated Certificate of Incorporation of the Registrant, as amended to date.
3.5***    Amended and Restated Bylaws of the Registrant.
3.6***    Amended and Restated Investors' Rights Agreement.
4.1***    Reference is made to Exhibits 3.3, 3.5 and 3.6.
4.2***    Specimen Common Stock certificate.
5.1       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
          LLP.
23.1      Consent of Ernst & Young LLP, Independent Auditors.
23.2 Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).
24.1 Power of Attorney (reference is made to the signature page of this Registrant Statement).

* Incorporated by reference from exhibit 2.1 to Registrant's current report on Form 8-K filed on March 10, 2000.
** Incorporated by reference from exhibit 10.11 to Registrant's annual report on Form 10-K filed on March 27, 2000.
*** Incorporated by reference from the exhibit of the same number in the Registrant's registration statement on Form S-1 (Registration No. 333-55741) as filed with the SEC on July 17, 1998.